Exhibit 10.7

ESCO CORPORATION
STOCK OPTION AGREEMENT

Incentive Stock Option

This STOCK OPTION AGREEMENT is between ESCO Corporation, an Oregon corporation (the “Company”), and                        (the “Optionee”), pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”), as amended.  The Company and the Optionee agree as follows:

1.                                       Option Grant.  The Company hereby grants to the Optionee on the terms and conditions of this Agreement the right and the option (the “Option”) to purchase all or any part of            shares of the Company’s Class A Common Stock at a purchase price of $           per share.  The terms and conditions of the Option grant set forth in attached Exhibit A are incorporated into and made a part of this Agreement.  The Option is intended to be an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

2.                                       Grant Date.  The Grant Date for this Option is                         .  The Option shall continue in effect until the date ten (10) years after the Grant Date (the “Expiration Date”) unless earlier terminated as provided in Section 1 or 4 of Exhibit A.

3.                                       Vesting.  The shares subject to the Option will become exercisable pursuant to the following schedule:

4.                                       Stock Transfer Restrictions.  This Option is subject to the terms and conditions set forth in Exhibit A and, as a condition precedent to the obligation of the Company to issue any shares upon exercise of the Option, the Optionee shall have executed and delivered to the Company a stock transfer restriction agreement substantially in the form attached hereto as Exhibit B.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date written above.

ESCO CORPORATION	OPTIONEE

By:
Steven D. Pratt	(Signature)
Chief Executive Officer

(Print Name)

(Address)

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION

1.                                       Termination of Service.

1.1                                 Unless otherwise determined by the Board of Directors of the Company, if the Optionee’s employment by or service with the Company terminates for any reason other than because of total disability or death, the Option may be exercised at any time prior to the Expiration Date or the expiration of 30 days after the date of the termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination.

1.2                                 If the Optionee’s employment by or service with the Company terminates because of death or total disability (as defined in Section 6(a)(iv)(B) and (C) of the Plan), the Option may be exercised at any time prior to the Expiration Date or the expiration of 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination; provided, however, that if such death or total disability occurs after either (a) the effective date of a registration statement filed under the Securities Act of 1933, as amended, of an underwritten public offering of the Company’s Class A Common Stock or (b) the merger of the Company with and into a corporation the common stock of which is registered under the Securities Exchange Act of 1934, as amended, the option shall immediately vest and be fully exercisable during such 12-month period. If the Optionee’s employment or service is terminated by death, the Option shall be exercisable only by the person or persons to whom the Optionee’s rights under the Option pass by the Optionee’s will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death and, during the Optionee’s lifetime, shall be exercisable only by the Optionee.

2.                                       Method of Exercise of Option.  Unless the Board of Directors determines otherwise, shares may be acquired pursuant to the Option only upon receipt by the Company of notice in writing from the Optionee of the Optionee’s intention to exercise, specifying the number of shares as to which the Optionee desires to exercise the Option and the date on which the Optionee desires to complete the transaction and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the Optionee’s present intention to acquire the shares for investment and not with a view to distribution. In addition, unless the Board of Directors determines otherwise, any shares acquired by the Optionee upon exercise of the Option shall be subject to any stock transfer restrictions in any agreement then in effect between the Company and the holders of the Company’s Class A Common Stock, and the exercise of the Option shall not be effective until the Optionee has signed and delivered a signature page to such stock transfer restriction agreement. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to the Option, the Optionee must have paid the Company the full purchase price of such shares in cash or, with the consent of the Board of Directors, in whole or in part, in Class A Common Stock of the Company valued at fair market value. The fair market value of Class A

Common Stock provided in payment of the purchase price shall be determined by the Board of Directors. No shares shall be issued until full payment for the shares has been made.

3.                                       Nontransferability of Option. The Option may not be assigned or transferred by the Optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death and, during the Optionee’s lifetime, the Option shall be exercisable only by the Optionee.

4.                                       Changes in Capital Structure.

4.1                                 Stock Splits; Stock Dividends. If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, reverse stock split, combination of shares, reclassification, recapitalization, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares as to which. the Option, or portion thereof then unexercised, shall be exercisable. In addition, the Board of Directors shall make appropriate adjustment in the number and. kind of shares as to which the Option, or portion thereof then unexercised, shall be exercisable, so that the Optionee’s proportionate interest before and after exercise of the Option is maintained. Notwithstanding ‘the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

4.2                                 Mergers, Reorganizations, Etc. In the event of a merger, consolidation or plan of exchange to which the Company is a party or a sale of all or substantially all of the Company’s assets (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating the Option:

4.2-1                       The Option shall remain in. effect in accordance with their terms. If the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Class A Common Stock in any Transaction, all options granted hereunder shall be converted into options to purchase shares of Exchange Stock. The amount and price of converted options shall be determined by adjusting the amount and price of the options granted hereunder in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Class A Common Stock receive in such Transaction. Unless otherwise determine by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

4.2-2                       If the stockholders of the Company receive Exchange Stock in exchange for their shares of Class A Common Stock in any Transaction, the Option shall be converted into an option to purchase shares of Exchange Stock. The amount and price of the converted option shall be determined by adjusting the amount and price of the Option in the same proportion as used for determining the number of shares of Exchange Stock the holders of the Class A Common Stock receive in such Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to the Option has been satisfied.

4.2-3                       The Board of Directors may provide a 30-day period prior to the consummation of the Transaction during which the Optionee shall have the right to exercise the Option to the extent then exercisable and upon the expiration of which 30-day period the Option shall immediately terminate.

4.3                                 Change In Control of the Company.  In the event of a Change in Control the Option shall, immediately prior to the Change in: Control, become fully vested and exercisable. For purposes of this Section 4.3, a “Change in Control” shall occur if and when one or more persons acting in concert collectively acquire capital stock of the Company possessing the right to elect more than 50 percent of the Board of Directors. To the extent the Board of Directors provides a 30-day exercise period in accordance with 4.2-3 in connection with a Transaction that constitutes a Change Control, the Option shall be treated as vested during such 30-day period, but the Board of Directors may provide that exercises with respect to the portion of the Option accelerated pursuant to this Section 4.3 are conditioned upon the closing of the Transaction.

4.4                                 Dissolution of the Company.  In the event of the dissolution of the Company, options shall be treated in accordance with Section 4.2-3.

5.                                       Conditions on Obligations.  The Company shall not be obligated to issue shares of Class A Common Stock upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable state or federal laws, including securities laws. The Company will use its best efforts to take steps required by state or federal law or applicable regulations in connection with issuance of shares upon exercise of the Option.

6.                                       Withholding.  Upon notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the Option was exercised, Optionee shall pay to the Company amounts necessary to satisfy any applicable federal, state and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, Optionee shall pay such amount to the Company on demand. If Optionee fails to pay any amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to Optionee, including salary, subject to applicable law.

7.                                       Conversion of Incentive Stock Options. Optionee acknowledges that the Board of Directors may at any time with or without the consent of the Optionee convert an Incentive Stock Option to a Non-Statutory Stock Option.

8.                                       Notification of Disposition. If within two years after an Incentive Stock Option is granted or within one year after an Incentive Stock Option is exercised the Optionee sells or otherwise disposes (sale, gift, etc.) of the Class A Common Stock acquired on exercise of the

Option, the Optionee shall within 30 days notify the Company in writing of (1) the date of the sale or other disposition, (2) the amount realized in the sale or other disposition, and (3) the nature of the sale or other disposition.

9.                                       Successors of Company. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.

10.                                 Notices. Any notices under this Agreement must be in writing and will be effective when actually delivered or, if mailed, three days after deposit into the United States mails by registered or certified mail, postage prepaid. Mail shall be directed to the addresses stated on the face page of this Agreement or to such address as a party may certify by notice to the other party.

11.                                 No Right to Employment or Service.  Nothing in the Plan or this Agreement shall (i) confer upon the Optionee any right to be employed or to continue in the employment of or service to the Company; (ii) interfere in any way with the right of the Company to terminate the Optionee’s employment or service with the Company at any time for any reason, with or without cause, or to decrease the Optionee’s compensation or benefits; or (iii) confer upon the Optionee any right to continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company.

EXHIBIT B

STOCK TRANSFER RESTRICTION AGREEMENT

(Class A Common Stock)

This Stock Transfer Restriction Agreement (the “Agreement”), effective as of,                             , is by and between ESCO Corporation, an Oregon corporation (the “Company”), and(“Shareholder”).

RECITALS

A.                                   Shareholder owns, intends to purchase, or has the right to purchase shares of the Company’s Class A Common Stock.

B.                                     The parties wish to enter into an agreement relating to the sale or other disposition of the shares of the Company’s Class A Common Stock owned or held by Shareholder.

AGREEMENT

1.                                       Limitations on Transfer.

1.1                                 Shares Subject to Restrictions Under This Agreement.  For purposes of this Agreement, the term “Shares” means all of the shares of the Company’s Class A Common Stock owned or held by Shareholder, including any additional shares that may be acquired subsequent to the date of this Agreement and all securities received in replacement of Class A Common Stock or as stock dividends or splits and all securities received in replacement of Class A Common Stock in a recapitalization, merger, or other reorganization.

1.2                                 Restrictions.  In addition to any other limitation on transfer created by applicable securities laws, by the Company’s Articles of Incorporation or Bylaws, or by a separate agreement between the Company and Shareholder, Shareholder may not sell or otherwise transfer, including transfers by gift and by operation of law, any interest in any of the Shares except as provided in this Agreement. Any transfer of the Shares in violation of this Agreement will be void. All certificates representing any of the Shares will contain a legend referring to the restrictions in this Agreement.

1.3                                 Permitted Family Transfer.  Nothing contained herein will be deemed to prevent Shareholder from effecting a transfer to,. or for the benefit of, a Shareholder’s spouse, lineal descendant, or ancestor, or a trust established solely for the benefit of one or more of the foregoing. Shareholder will give the Company notice in writing at least 30 days before effecting such transfer, setting forth the name of the proposed transferee, the relationship of such transferee to the Shareholder, and the number of Shares to be given to such transferee. Any transfer of Shares under this provision will be subject to the transferee agreeing in writing to be bound by the terms and conditions of this Agreement.

2.                                       Company Right of First Refusal.  If Shareholder desires (or is required) to sell or

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transfer any of the Shares in any manner other than pursuant to Section 3, Shareholder must first obtain a firm, unconditional written offer signed by a bona fide prospective purchaser (the “Bona Fide Offer”), stating. the number of Shares to be purchased, the total purchase price, and the terms of payment of the purchase price. Shareholder will mail a copy of the Bona Fide Offer to the Company. For a period of 60 days following the Company’s receipt of a copy of the Bona Fide Offer (the “Refusal Period”), the Company will have a right of first refusal to purchase any portion of the Shares covered by the Bona Fide Offer at the same price, and upon the same terms (or terms as similar as reasonably possible) set forth in the Bona Fide Offer. If the Shares are not purchased by the Company by the end of the Refusal Period, the selling Shareholder will have 60 days (the “Transfer Period”) following lapse of the Refusal Period to dispose of the Shares to the transferee identified in the Bona Fide Offer on terms no more favorable to the transferee than those offered to the Company. After Transfer Period lapses, the Shares will once again be subject to the rights of first refusal contained in this Agreement.

3.                                       Put Option

3.1                                 Death or Disability.  Upon Shareholder’s death or permanent total disability (each a “Triggering Event”), Shareholder or Shareholder’s personal representative or other successor in interest, as the case may be,. may require the Company to repurchase all or any portion of the Shares held by Shareholder or Shareholder’s personal representative or successor in interest (the “Put Option”) in accordance with the terms of this Section 3.

3.2                                 Price and Procedure.  The Put Option shall be exercised by written. notice to the Company (the “Put Notice”), which must be received by the Company within 90 days of the Triggering Event (the “Put Option Election Period”). The Put Notice shall specify the number of shares to be purchased and a date for closing, which shall not be less than 30 days and not more than 60 days after expiration of the Put Option Election Period. The purchase price for any Shares purchased pursuant to this Section. 3 shall be fair market value of the shares of Class A. Common Stock as determined by Compensation Committee or, if none, by the Board of Directors. For any purchase of Shares by the Company pursuant to this Section 3, the Company, at its discretion, may either (i) pay the purchase price in cash at the closing, or (ii) pay 25 percent of the purchase price in cash at the closing and the remaining 75 percent in 12 equal quarterly installments of principal and interest, with the first payment due on the first day of the next calendar quarter following the closing. date and subsequent payments due on the first day of each of the following 11 calendar quarters. The deferred portion of the purchase price shall bear interest at the average rate of interest payable under the Company’s principal credit agreement.

4.                                       Assignment by the Company.  The right of the Company to purchase any part of the Shares under Section 2 of this Agreement may be assigned in whole or in part to any person or persons designated by the Board of Directors of the Company.

5.                                       Obligations Binding Upon Transferees.  All transferees of Shares or any interest therein will receive and hold such Shares or interests subject to the provisions of this Agreement. Any sale or transfer of the Shares will be void unless the provisions of this Agreement are met.

6.                                       Termination.  This Agreement will terminate on the earlier of (i) the effective date of a registration statement filed by the Company under the Securities Act of 1933, as amended, with respect to an underwritten public offering of Class A Common Stock of the Company or (ii) the closing date of a sale of assets or merger of the Company pursuant to which shareholders of the Company receive securities of a buyer whose shares are publicly traded.

7.                                       Transfers in Violation.  The Company will not be required to (a) transfer on its books any Shares that have been sold. or transferred in violation of any of the provisions set forth in this Agreement,. or (b) treat as owner of such Shares, or accord the right to vote as such owner, or pay dividends to any transferee to whom such Shares are purported to have been so transferred.

8.                                       Enforcement.  The Company and Shareholder acknowledge that the other party will suffer irreparable harm if either party fails to comply with this Agreement, and that monetary damages will be inadequate to compensate the parties for such failure. Accordingly, the parties agree that this Agreement may be enforced by specific performance or other injunctive relief, in addition to any other remedies available at law or in equity.

9.                                       Governing Law.  This Agreement will be governed by, and will be construed and enforced in accordance with, the laws of the state of Oregon.

10.                                 Miscellaneous.

10.1                           Shareholder Rights.  Subject to the provisions and limitations hereof, Shareholder may, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares.

10.2                           Notices.  Any notice, demand, or request required or permitted to be given under this Agreement must be in writing and will be deemed given when delivered personally, or three days after being deposited in the United States mail as certified or registered mail, return receipt requested, with postage prepaid, or the day following facsimile transmission, with confirmed transmission, in either case addressed, if to the Company, to it at the address shown below its signature; and if to Shareholder, at Shareholder’s address shown on the stock records of the Company, or at such other address as any party may designate by 10 days’ advance written. notice to the other party.

10.3                           Amendment Waiver.  This Agreement may be amended only by the written consent of the Company and Shareholder. No waiver of any provision of this Agreement will be effective unless in writing and signed by the waiving party.

10.4                           Assignment.  The rights and benefits of this Agreement will inure to the benefit of and be enforceable by the Company and its respective successors and assigns. Except as otherwise provided herein, the rights and obligations of Shareholder under this Agreement may not be assigned without the prior written consent of the Company.

10.5                           Attorneys’ Fees.  If suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees and expenses incurred in preparation for and prosecution of such suit or action at trial, on appeal, and in connection with any petition for review.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SHAREHOLDER:	ESCO CORPORATION

By:
(Signature)	Steven D. Pratt
Chairman & Chief Executive Officer

(Print Name)

(Address)

CONSENT OF SPOUSE

The undersigned spouse of Shareholder has read and hereby approves the foregoing Agreement. The undersigned hereby agrees to be irrevocably bound by the Agreement and further agrees that any community interest will be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Shareholder